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8/31/2010

Nuveen Investments Page 2 of 2 An investor should carefully consider fund objectives, risks, charges and expenses before investing. For this and more information on Nuveen funds, please view a prospectus. Please read it carefully before you invest or send money. See our privacy policy, important legal information and our business continuity plan summary. The content of this site, including but not limited to the text and images herein and their arrangement are Copyright by Nuveen Investments. 333 W. Wacker Dr., Chicago, IL 60606. Funds distributed by Nuveen Investments, LLC. Investor line: 1-800-257-8787. The information on this web site is intended for U.S. residents only. The information provided does not constitute a solicitation of an offer to buy, or an offer to sell securities in any jurisdiction to any person to whom it is not lawful to make such an offer. http://stg.nuveen.com/Home/Default.aspx 8/31/2010

Nuveen Diversified Commodity Fund (CFD) Page 1 of 1 Nuveen Diversified Commodity Fund (CFD) PLEASE CLICK HERE FOR THE FUND’S PRELIMINARY PROSPECTUS Important Considerations: The Nuveen Diversified Commodity Fund is a commodity pool managed by Nuveen Commodities Asset Management, LLC (“NCAM”), a commodity pool operator registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the National Futures Association (“NFA”). The Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and is not subject to regulation thereunder. The CFTC has not passed upon the merits of participating in this pool nor has the CFTC passed on the adequacy or accuracy of the Fund’s disclosure document. Investing in the Fund involves significant risks. Please see “Risk Factors” on pages 17–26 of the Fund’s preliminary prospectus for more information. Because the Fund has not commenced business, its shares have no history of public trading and the Fund does not have any performance history. Fund shares are subject to investment risk, including the possible loss of the entire amount of your investment. Investments in commodity futures and forward contracts and options on commodity futures and forward contracts have a high degree of price variability, and are subject to rapid and substantial price changes. The Fund may not be able to achieve its investment objective. The Fund’s net asset value will be reduced immediately following this offering by the underwriting discount, commissions, and the amount of offering expenses paid by the Fund. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-827-5920. NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEE. http://stg.nuveen.com/CommodityInvestments/default.aspx 8/31/2010